November 10, 2023 Comstock 44 Maryland, L C c/o Comstock Companies 1900 Reston Metro Plaza, 10th Floor Reston, Virginia 20190 Re: Pursuit of potential changes to existing entitlements for the property owned by Comstock 41 Maryland, L C, or its designee (Comstock 41) located at 41 Maryland Avenue, Rockville, MD 20850, (the “Project”) by CHCI Asset Management, LC, or its designee (the “Asset Manager”) that may benefit Comstock 44 Maryland, L C (Comstock 44) Dear Sir: Comstock 41 and the Asset Manager are pleased to present the following agreement for an entitlement success fee for the above referenced Project. Such engagement shall be based upon the following terms and conditions (the “Agreement”): Section 1. Services to be Rendered. Comstock 41 has previously entered into a purchase and sale agreement dated 08/31/23 to acquire the Project. In exchange for payment by Comstock 44 of an entitlement success fee detailed below, Comstock 41 and the Asset Manager hereby agree to pursue entitlements for the Project as an affordable apartment community and seek to relocate approximately 40 moderately priced dwelling units (“MPDU”s) from the existing multifamily property owned by Comstock 44 into the Project (the “MPDU Relocation”). Section 2. Compensation. In consideration for the services provided under this Agreement, Comstock 41 hereby agrees to retain the Asset Manager to pursue further entitlements for the Project (at cost) and in the event it is successful in accomplishing the MPDU Relocation for the benefit of Comstock 44, Comstock 44 shall pay the Asset Manager an entitlement success fee equal to 25% of the economic value created by the MPDU Relocation, as generally detailed on Exhibit A hereto, with such reasonable changes as the parties may agree upon based on changes in conditions (cap rates, renovation costs, etc.) at the time of the calculation (the “Success Fee”). The Success Fee shall be due and payable upon approval of the MPDU Relocation pursuant to an amendment to the existing project development plan by the Rockville Mayor and City Council. All reimbursement of prior expenses shall be in addition to the Success Fee and shall be retained by Comstock 41. Section 3. Term and Scope of Engagement. The services and compensation arrangements hereunder shall commence from the date hereof (the “Effective Date”) and continue to the later of (i) a period of 60 days from the approval of the MPDU Relocation, or (ii) eighteen months from the Effective Date. Upon any termination or expiration of this Agreement, Comstock 41 shall be entitled to receive prompt payment of all unpaid fees and expenses accrued as mutually determined by the parties hereto pursuant to Section 2 hereof up to and including the date of such termination or expiration. In the event any governmental body rejects the MPDU Relocation contemplated hereunder, this Agreement shall automatically terminate. Exhibit 10.26 such provision in any other respect or any other provision of this Agreement, which shall remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing duly executed by both Comstock 41 and the Asset Manager and Comstock 44. No waiver by either party of any provision hereof shall be taken or held to be a waiver of any subsequent breach thereof. This Agreement may not be assigned by either party without the prior written consent of the other party except to an affiliate of Comstock 44. This Agreement shall be binding upon and inure to the benefit of Comstock 44 and Comstock 41 and the Asset Manager and their respective permitted successors and assigns, and no other person or persons shall have the right to enforce the provisions hereof. The prevailing party in an action arising from or relating to this Agreement, shall be entitled to recover it attorneys' fees and costs from the other party. Section 8. Governing Law; Jurisdiction; Forum. This Agreement shall be construed, interpreted, governed and applied in all respects in accordance with the internal laws of the Commonwealth of Virginia, without giving effect to principles of conflicts of laws. All actions to enforce any right under this Agreement, except as provided in Section 9 below, shall be brought in the Circuit Court of Fairfax County, Virginia or the United States District Court, Eastern District of Virginia, Alexandria Division, as their respective jurisdiction may lie. The Parties each waive their right to demand a jury trial in any action between them. Section 9. Disputes. In case of any dispute arising under this Agreement, the parties shall be required to submit such dispute to mediation with a single mediator at the McMammon Group prior to institution of any lawsuit. Mediation shall take place in Fairfax County, Virginia, or such other location in Virginia agreed upon by the parties. The parties shall each be responsible for paying one-half of the fees and costs associated with the mediation, and each party shall be responsible for paying its own legal fees relating to any disputes mediated pursuant to this Paragraph. Section 10. Counterparts. This Agreement may be executed in one or more counterparts {including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument. Respectfully, Comstock 41 Maryland, LLC By: Comstock Holding Companies, Inc., Its Manager By: ________________________ Christopher Guthrie Chief Financial Officer

CHCI Asset Management, LC By: Comstock Holding Companies, Inc., Its Manager By: ________________________ Christopher Guthrie Chief Financial Officer Comstock 44 Maryland, LC By: CP Management Services, LC, Its Manager By: __________________________ Christopher Clemente Manager

Exhibit A Redacted.